Exhibit 99.1

AUDIT COMMITTEE CHARTER
OF
ALKAID ACQUISITION CORP.

Adopted: [●], 2022

The responsibilities and powers of the Audit Committee of the Board of Directors (the “Board”) of Alkaid Acquisition Corp. (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Audit Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The purpose of the Audit Committee shall be to represent and assist the Board in the oversight and monitoring of:

●	The Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

●	The integrity of the Company’s financial statements;

●	The Company’s internal accounting and financial controls; and

●	The Company’s compliance with legal and regulatory requirements, and the qualifications, independence and performance of the Company’s registered public accounting firm (the “independent auditors”).

II.	COMMITTEE MEMBERSHIP

The Audit Committee will initially consist of three members of the Board. The members of the Audit Committee shall be appointed by and serve at the discretion of the Board. Members of the Audit Committee must meet the following criteria:

●	Each member must meet the independence and experience requirements and standards established from time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time.

●	Each member must be financially literate and able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and statement of cash flows, as determined by the Board.

●	At least one member must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment, by virtue of such member’s current or past employment experience in finance or accounting, requisite professional certification in finance or accounting, or any other comparable experience or background which results in such individual’s financial sophistication.

●	Each member shall also meet any other requirements and standards established from time to time by the SEC and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time, for audit committee members.

The Board shall designate one member of the Audit Committee as its chairperson.

An Audit Committee member may resign by delivering his or her written resignation to the chairperson of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified. The Board shall have the power at any time to fill vacancies in the Audit Committee, subject to such new member(s) satisfying the above requirements.

III.	MEETINGS AND PROCEDURES

The Audit Committee will set its own schedule of meetings and will meet at least quarterly, with the option of holding additional meetings at such times as it deems necessary or appropriate. Meetings of the Audit Committee shall be called by a majority of the members of the Audit Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Audit Committee members shall constitute a quorum. Actions of the Audit Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Audit Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Audit Committee. The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. Periodically, the Audit Committee shall meet separately with the Company’s management, with the internal auditors and/or internal control director, and with the independent auditors.

The Audit Committee may form subcommittees for any purpose that the Audit Committee deems appropriate and may delegate to such subcommittees such power and authority as the Audit Committee deems appropriate. The Audit Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Audit Committee as a whole.

The Audit Committee shall make regular reports to the Board, which reports shall include to the extent that the Audit Committee deems appropriate, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall appoint and oversee the work of the independent auditors, approve the compensation of the independent auditors and review and, if appropriate, discharge the independent auditors. In this regard, the independent auditors shall report directly to the Audit Committee, and the Audit Committee shall have the sole authority to approve the hiring and discharging of the independent auditors, all audit engagement fees and terms and all permissible non-audit engagements with the independent auditors.

The Audit Committee shall pre-approve (or, where permitted under the rules of the SEC, subsequently approve) engagements of the independent auditors to render audit services and/or establish pre-approval policies and procedures for such engagements, provided that (i) such policies and procedures are detailed as to the particular services rendered, (ii) the Audit Committee is informed of each such service and (iii) such policies and procedures do not include delegation to management of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended, or SEC rules and regulations thereunder. The Audit Committee shall also pre-approve any non-audit services proposed to be provided to the Company by the independent auditors.

The Audit Committee shall review and reassess the adequacy and scope of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee shall evaluate its performance annually.

To the extent deemed necessary or appropriate, the Audit Committee shall be responsible for:

Oversight of the Company’s Relationship with the Independent Auditors

o	Review the independence of the independent auditors, including (i) obtaining on a periodic basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, (ii) maintaining an active dialogue with the independent auditors, covering any disclosed relationship or services that may impair their objectivity and independence, (iii) presenting this statement to the Board and (iv) to the extent there are any such relationships, monitoring and investigating them and, if necessary, taking, or recommending to the Board that the Board take, appropriate action to maintain the independence of the independent auditors.

o	Evaluate, at least annually, the independent auditors’ qualifications, performance and independence, which evaluation shall include a review and evaluation of the audit partner of the independent auditors, set clear policies for audit partner rotation in compliance with applicable laws and regulations and take appropriate action to oversee the independence of the independent auditors.

o	Review, in consultation with the independent auditors, the annual audit plan and scope of audit activities and monitor such plan’s progress.

o	Establish policies regarding the hiring of employees or former employees of the independent auditors.

Financial Statements and Disclosure Matters

o	Discuss and, as appropriate, review with management and the independent auditors the Company’s financial statements and annual and quarterly reports, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, discuss with the independent auditors any other matters required to be discussed by accounting and auditing standards, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report.

o	Discuss with management, the internal auditor and the independent auditors significant financial reporting issues raised and judgments made in connection with the preparation of the Company’s financial statements, including the review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues raised and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative accounting policies available under generally accepted accounting principles (GAAP) or international financial reporting standards (IFRS) on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the Company’s financial statements; and (iv) the type and presentation of information be included in earnings press releases, as well as any financial information and earnings guidance to be provided to analysts and rating agencies.

o	At least annually, obtain and review a report by the independent auditors describing: (i) the audit firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues described in the report and (iii) all relationships between the independent auditors and the Company to assess the independent auditors’ independence.

o	Receive, review and discuss quarterly reports from the independent auditors on (i) the Company’s major critical accounting policies and practices; (ii) significant alternative treatments of financial information within GAAP or IFRS that have been discussed with management; (iii) ramifications of the use of such alternative disclosures and treatments; (iv) any treatments preferred by the independent auditors; and (v) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

o	Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management; and ensure the resolution of any disagreements between management and the independent auditors regarding financial reporting.

o	Review disclosures regarding the Company’s internal controls that are required to be included in SEC reports.

o	Discuss with management and the independent auditors any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

o	Discuss with management earnings press releases and financial information and earnings guidance to be provided to analysts and rating agencies, including any proposed use of “pro forma” or “adjusted” non-GAAP and non-IFRS information.

Oversight of the Company’s Internal Control Function

o	Review the adequacy and effectiveness of the Company’s internal control policies and procedures on a regular basis, including the responsibilities, budget and staffing of the Company’s internal audit and control function, as well as the need for any special audit procedures in response to material control deficiencies, through inquiry and discussions with the Company’s independent auditors and management.

o	Review the reports prepared by management, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under SEC rules.

Compliance Oversight Responsibilities

o	Discuss and review guidelines and policies with respect to risk assessment and risk management, including the Company’s insurance coverage from time to time.

o	Discuss with the Company’s chief legal officer legal matters that may have a material impact on the financial statements or the Company’s compliance procedures.

o	Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

o	Review, approve and monitor the Company’s code of ethics applicable to its senior executive officers.

o	Review any conflicts of interest and related-party transactions prior to the Company entering into such transactions to assess an impact on the Company’s internal controls or financial reporting and disclosure.

Related-Party Transactions

o	Review and approve related-party transactions to the extent that the Company enters into such transactions. An affirmative vote of a majority of the members of the Audit Committee present at a meeting at which a quorum is present will be required in order to approve a related-party transaction. A majority of the members of the entire Audit Committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the Audit Committee will be required to approve a related-party transaction.

o	Review on a quarterly basis all payments that have been made to the Company’s affiliates, the Company’s sponsor, officers or directors or any of their affiliates, including out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf, such as identifying and consummating an initial business combination, and will determine which expenses and the amount of expenses that will be reimbursed.

The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary, to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company, (ii) compensation to any advisers employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate for carrying out its duties.

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